Exhibit 21

                                  Subsidiaries

The following corporations are 80% owned subsidiaries of Interactive Technologies.com, Ltd.:

Ubuy.Com, Ltd., a Delaware corporation

United Interactive Technologies, Inc., a Delaware corporation

Integrated Merchant Services, Inc., a Delaware corporation

Web Classified.net, Inc., a Delaware corporation

The following corporation is a 100% owned subsidiary of Interactive Technologies.com, Ltd.:

Express Financial Corp., a Florida corporation